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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation herein by reference from the registration statement on Form S-1 (File No. 333-28943) of: (a) our report dated March 7, 1997, on our audits of the financial statements of NCO Group, Inc. as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 and (b) our report dated August 20, 1996 on our audits of the financial statements of Management Adjustment Bureau, Inc. as of December 31, 1994, 1995 and June 30, 1996 and for the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. We also consent to the incorporation herein by reference to the reference to our firm under the caption "Experts" and "Selected Financial Data."

Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 2, 1997